As filed with the Securities and Exchange Commission on May 10,
                             1996

                                   Registration No._____________


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
               __________________________________

                            FORM S-3

                     REGISTRATION STATEMENT

                              UNDER

                   THE SECURITIES ACT OF 1933
               __________________________________

                 THE BROOKLYN UNION GAS COMPANY
     (Exact Name of Registrant as Specified in its Charter)

                    New York                      11-0584613
          (State or other jurisdiction of    (I.R.S. Employer
          incorporation or organization)     Identification No.)

       One MetroTech Center, Brooklyn, New York 11201-3850
                         (718) 403-2000
    (Address and telephone number of registrant's principal
                       executive offices)

      R.R. Wieczorek, Vice President, Secretary & Treasurer
       One MetroTech Center, Brooklyn, New York 11201-3851
                         (718) 403-2000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. X

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ____



CALCULATION OF REGISTRATION FEE

Title of Securities
to be Registered
Common Stock ($.33 1/3 par value)

Amount to be Registered
1,000,000  Shares

Proposed Maximum
Offering Price
Per Share*
$25.0625

Proposed Maximum Aggregate Offering Price*
$25,062,500.00

Amount of
Registration Fee
$8,642.24

*Estimated solely for the purpose of calculating the Registration
Fee pursuant to Rule 457, based on the average high and low prices for shares of the Company's Common Stock on the New York Stock
Exchange -  Composite Transactions Tape on May 6, 1996.

P R O S P E C T U S

T H E  B R O O K L Y N  U N I O N  G A S  C O M P A N Y

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,343,203 SHARES OF COMMON STOCK

($.33 1/3 Par Value)
__________________________________

The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of The Brooklyn Union Gas Company (the "Company") provides holders of shares of its Common Stock, and individuals who are customers of the Company, with a simple and convenient method of purchasing shares of Common Stock. Any holder of record of shares of Common Stock is eligible to join the Plan. In addition, any individual who is a customer of the Company (as the term "customer" is defined in the Plan) may enroll in the Plan by making an initial cash investment. This Prospectus reflects amendments to the Plan, which are effective as of May 10, 1996. See "Recent Amendments to the Plan."

Participants in the Plan may (subject to certain limitations described herein) obtain additional shares of Common Stock or receive dividends in cash, or do both by:

- -reinvesting cash dividends on all their shares automatically, or

- -receiving cash dividends, by check or electronically, on part of their shares while automatically reinvesting cash dividends on their remaining shares, or

- -receiving cash dividends, by check or electronically, on all their shares, or

- -making voluntary cash payments of not less than $25 each up to a maximum of $100,000 per calendar year, or

- -reinvesting cash dividends on all or a part of their shares automatically and making such voluntary cash payments.

A non-shareholder who is an individual and who also is a customer of the Company may apply for enrollment in the Plan after being furnished a Plan Prospectus by completing and returning an Initial Investment Form together with a check or money order in an amount not less than $250 nor more than $100,000 made payable to "First Chicago - Brooklyn Union."

Shares of the Company's Common Stock purchased with reinvested dividends, voluntary cash payments and initial cash investments will be purchased at 100% of the average price (as determined below).

This Prospectus relates to the 1,000,000 shares of Common Stock of the Company registered for purchase under the Plan pursuant to the Registration Statement of which this Prospectus is a part and 343,203 shares of Common Stock previously registered. It is suggested that this Prospectus be retained for future reference.

The Common Stock offered hereby is, or will on issuance be, listed on the New York Stock Exchange. The issuance of Common Stock under the Plan in addition to those covered by this Prospectus is subject to the approval of the Public Service Commission of the State of New York.
__________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 10, 1996.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where shares of the Company's Common Stock are listed. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, and to which reference is hereby made.
_____________________

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company incorporates in this Prospectus by reference the following documents which have heretofore been filed with the Securities and Exchange Commission (File No. 1-722):

(a)Annual Report on Form 10-K for the year ended September 30,
1995.

(b)Proxy Statement dated December 28, 1995, for the Annual Meeting of Shareholders held on February 1, 1996.

(c)Quarterly Report on Form 10-Q for the quarter ended December 31,
1995.

All reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date hereof and prior to the termination of the offering of the Common Stock covered by this Prospectus, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents.
Written requests should be sent to the Company's Investor Services, One MetroTech Center, Brooklyn, New York 11201-3850.

THE COMPANY

The Brooklyn Union Gas Company (the "Company") was incorporated in the State of New York in 1895 as a combination of existing companies, the first of which was granted a franchise in 1849. The Company distributes natural gas at retail, primarily in a territory of approximately 187 square miles, which includes the Boroughs of Brooklyn and Staten Island and two-thirds of the Borough of Queens, all in New York City. The population of the territory served is approximately 4,000,000. As of September 30, 1995, the Company had approximately 1,125,000 active meters, of which approximately 1,086,000 were residential. The Company is subject to the regulatory jurisdiction of the New York State Public Service
Commission ("PSC").   The Company's  executive offices are located
at One MetroTech Center, Brooklyn, New York 11201-3850. Its telephone number is (718) 403-2000. Financial and other information is also available through the World Wide Web at http://www.bug.com.

The Company's business is influenced by seasonal weather conditions. Annual revenues are substantially realized during the heating season (November 1 to April 30) as a result of the large proportion of heating sales, primarily residential, compared to total sales. Accordingly, results of operations historically are most favorable in the second quarter (the three months ended March
31) of the Company's fiscal year, with results of operations being next most favorable in the first quarter. Results for the third quarter are marginally unprofitable, and losses are incurred in the fourth quarter. The effect on utility earnings of variations in revenues caused by abnormal weather during the heating season is largely offset by the Weather Normalization Adjustment contained in the Company's tariff. Also, results of operations are affected by the timing and amounts of approved rate changes.

For the fiscal year ended September 30, 1995, utility firm gas sales were accounted for as follows: 75% residential, 12% commercial, 8% governmental and 5% industrial. Other utility gas sales and transportation deliveries to off-system and interruptible customers amounted to 49,910 MDTH. In addition, utility capacity release transactions amounted to approximately 32,170 MDTH.

RECENT AMENDMENTS TO THE PLAN

The Company has amended the Plan, effective as of May 10, 1996, as follows:

(1)to provide that the Plan shall be administered by First Chicago Trust Company of New York;

(2)to provide participants with access to several enhanced services offered by First Chicago, in particular automatic monthly deductions,
stock certificate mailing insurance provided by First Chicago under certain circumstances, option to receive cash dividends on Plan shares, and processing transactions by telephone, including the sale of shares (on a daily basis);

(3)to permit First Chicago, as Plan Administrator, to purchase shares of Common Stock on the open market in addition to authorized but unissued shares and Treasury Shares to satisfy obligations under the Plan;

(4)to provide that purchases by the Plan Administrator will occur weekly; and

(5)to provide that, from the date of this Prospectus, only holders of shares of Common Stock and individual customers of the Company may participate in the Plan.

Other than the foregoing, there have been no other material amendments to the Plan since the date of the Prospectus dated
January 23, 1995.

DESCRIPTION OF THE DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN

The following is a question and answer format of the Dividend
Reinvestment and Stock Purchase Plan (the "Plan") of The Brooklyn
Union Gas Company (the "Company").

DEFINITION

1.What is the Plan?

The Plan provides that holders of the Company's Common Stock can reinvest all, less than all or none of their cash dividends and invest any voluntary cash payments in shares of Common Stock of the Company. The Plan also provides that individuals who are customers of the Company (as described in Question 9) may become shareholders of the Company's Common Stock by making an initial cash investment under the terms set forth in this Prospectus. The Company, however, reserves the right to limit the amount of a participant's initial investment or reinvestment if it determines that the investment or reinvestment of the designated amount may jeopardize the Plan or the rights of other participants thereunder. The following questions and answers explain how Common shareholders may have their cash dividends reinvested in shares of Common Stock and how they, as well as individuals who are customers of the Company, may also purchase shares of Common Stock for cash.

PURPOSE

2.What is the purpose of the Plan?

The Plan offers the holders of Common Stock of the Company, and non-shareholders who are individuals and who are also customers of the Company, a simple and convenient method of purchasing shares of the Company's Common Stock (par value $.33 1/3 per share), and a method for investing (subject to certain limitations described in Questions 1, 3, 8, 17 and 19) all, less than all or none of their dividends and voluntary cash payments in shares of the Company's Common Stock. The Company will use any cash received from the sale of the Common Stock for its continuing construction program and for general corporate purposes. See "Use of Proceeds and Construction Program."

ADVANTAGES

3.What are some of the advantages of the Plan?

The Plan provides Common shareholders with a convenient, systematic method of purchasing shares of the Company's Common Stock. Subject to certain limitations described below, participants in the Plan may (a) have cash dividends on all their shares automatically reinvested, or (b) receive cash dividends, by check or electronically, on part of their shares and automatically reinvest cash dividends on their remaining shares, or (c) receive cash dividends, by check or electronically, on all their shares, or (d) invest by making voluntary cash payments of not less than $25 each up to a maximum of $100,000 per year, including an initial cash investment (if any), or (e) invest all or less than all their cash dividends and any such voluntary cash payments (see Questions 14 through 20). Non-shareholders who are individuals and who are also customers of the Company may enroll in the Plan by making an initial cash investment of at least $250 up to a maximum of $100,000 to purchase Common Stock under the terms of the Plan. The Company reserves the right to limit the amount of a participant's investment or reinvestment if it determines that investment or reinvestment of the designated amount may jeopardize the Plan or the rights of other participants thereunder. The Plan provides for the purchase of fractional shares of Common Stock. The Plan offers simplified record keeping and provides participants with a means of avoiding the cumbersome safekeeping of certificates for the shares of Common Stock credited to their accounts under the Plan.

ADMINISTRATION

4.Who administers the Plan for participants?

First Chicago Trust Company of New York ("First Chicago"), as Plan Administrator (the "Plan Administrator"), administers the Plan for participants, maintains records, sends statements of participants' accounts and performs other clerical and ministerial duties relating to the Plan. Shares of Common Stock purchased and held for participants under the Plan will be registered in the name of a nominee(s) for participants in the Plan. The Plan Administrator, as an independent agent on behalf of the Plan, is responsible for holding funds received from participants in a segregated escrow account for their benefit, and then effecting purchases of shares pursuant to the terms of the Plan. Should it ever become necessary or desirable to replace First Chicago as Plan Administrator, a successor(s) would be appointed.

PARTICIPATION

5.Who is eligible to participate?

All holders of record of shares of Common Stock are eligible to participate in the Plan. In order to be eligible to participate, beneficial owners of shares of Common Stock of the Company whose shares are registered in names other than their own (e.g., in the name of a broker or bank nominee) must become shareholders of record by having at least one (1) share transferred into their names. Non-shareholders who are individuals and who are also customers of the Company (as described in Question 9) are also eligible to participate in the Plan.

6.How does an eligible current shareholder participate?

To participate, current shareholders must complete and sign the Enrollment Authorization Form accompanying this Prospectus and return it to First Chicago. A return envelope is provided for this purpose.

7.When may a current shareholder join the Plan?

Eligible current shareholders may join the Plan at any time. For full and/or partial dividend reinvestment, if the Enrollment Authorization Form is received by First Chicago on or before the record date for the payment of the next dividend (approximately 25 to 30 days in advance of the payment date), such dividend as designated will be invested in shares of Common Stock for the applicant's Plan account. If the Enrollment Authorization Form is received after a dividend record date, that dividend will be paid in cash and the shareholder's initial dividend reinvestment will be delayed until the following dividend payment date.

8.What does the Enrollment Authorization Form provide?

The Enrollment Authorization Form directs First Chicago to reinvest all, less than all or none of the participant's quarterly cash dividends on the shares registered in the participant's own name as well as those shares of Common Stock held for the participant in the Plan. The Company reserves the right to limit the amount of a participant's reinvestment if it determines that reinvestment of the designated amount may jeopardize the Plan or the rights of other participants thereunder. It also appoints the Plan Administrator as agent for the participant and directs the Plan

Administrator to apply such dividends, and any voluntary cash payments the shareholder might make as a participant that have been transmitted to the Plan Administrator, to the purchase of shares of the Company's Common Stock in accordance with the terms and conditions of the Plan.

If the "Full Dividend Reinvestment" box on the Enrollment
Authorization Form is checked, the form directs First Chicago to reinvest all of the participant's quarterly cash dividends on all shares registered in the participant's own name and on shares held for the participant in the Plan.

If the "Partial Dividend Reinvestment" box on the Enrollment Authorization Form is checked, the form directs First Chicago to pay cash dividends, by check or electronically, to the participant on the number of whole shares designated by the participant on such form (comprised of both shares registered in the participant's own name and whole shares held for the participant in the Plan) and to reinvest cash dividends on any remaining shares.

If the "Voluntary Cash Payments Only" box on the Enrollment Authorization Form is checked, First Chicago will continue to pay cash dividends, by check or electronically, to the participant on all shares registered in the participant's own name and on all shares held for the participant in the Plan, but First Chicago will apply any voluntary cash payments received to the purchase of shares of Common Stock under the Plan.

9.Are non-shareholder customers of the Company eligible to join the Plan?

Any individual who is a bona fide resident of the State of New York who has an account with the Company to be supplied natural gas for cooking, water heating or space heating, or any individual who is a bona fide resident of a dwelling unit in the Company's service territory that is supplied with natural gas, is eligible to apply for enrollment in the Plan. No corporation or other business entity is eligible to apply for participation in the Plan based upon being a customer of the Company.

10.How does a non-shareholder who is a customer of the Company join the Plan?

After being furnished with the Plan Prospectus and an Initial Investment Form from First Chicago (see Question 39), an individual who is also a customer of the Company may apply for enrollment in the Plan by completing and returning the Initial Investment Form to First Chicago, together with a check in an amount not less than $250 nor more than $100,000, made payable to "First Chicago - Brooklyn Union."

11.What does the Initial Investment Form provide?

The Initial Investment Form requires an individual non-shareholder customer to certify that he or she is a bona fide New York State resident and either is an account holder of the Company or a bona fide resident of a dwelling unit that is located in the Company's service territory. The Company reserves the right to require that any individual applicant for enrollment provide additional proof of the applicant's bona fide residence in the Company's service territory. The Initial Investment Form also requires such non-shareholder customers to decide the amount of the initial investment (which must be at least $250), which will be used by the Plan Administrator to purchase whole and fractional shares of the Company's Common Stock. All cash dividends on shares credited to a Plan account will be reinvested to purchase shares of Common Stock, or paid in cash to the participant, or both, as designated by the participant on his or her Initial Investment Form or Enrollment Authorization Form, as the case may be. At any time, a participant may request the issuance of a certificate registered in the participant's name for any whole shares credited to the participant's Plan account. (See Question 24).

12.When may a non-shareholder who is a customer of the Company join the Plan?

A non-shareholder who is a customer of the Company may join the Plan at any time. However, non-shareholder customers applying for enrollment should review Questions 15 and 19 relating to voluntary cash payments to determine when the Initial Investment Form, and an accompanying check or money order, must be received by First Chicago in order for such persons to be entitled to receive specific quarterly dividends on the shares of Common Stock purchased with the investment.

COSTS

13.Are there any expenses to participants in connection with purchases under the Plan?

In general, most costs relating to administration of the Plan are paid by the Company. Participants reinvesting dividends or making voluntary cash payments and non-shareholder customers making initial cash investments will pay their proportionate share of brokerage commissions on any shares of Common Stock that First Chicago may purchase in the open market. If a participant requests that the Plan Administrator arrange for the sale of some or all of such participant's shares of Common Stock held in the Plan, any related brokerage commissions, any service fee, and any other costs of sale shall be deducted from the proceeds of the sale. In addition, the Company reserves the right to pass on to participants expenses relating to the issuance of certificates for shares of Common Stock purchased under the Plan. See Questions 24 and 26.

SOURCE OF SHARES

14.What is the source of shares of Common Stock purchased under the Plan?

Shares of Common Stock purchased under the Plan will, at the Company's discretion, be purchased either (i) directly from the Company, in which event such shares will be either (a) authorized but unissued shares or (b) Treasury Shares, or (ii) on the open market, or (iii)
 both (i) and (ii).

TIMING, PRICE AND NUMBER OF SHARES PURCHASED

15.When will shares be purchased under the Plan?

Purchases from the Company of authorized but unissued shares of Common Stock or Treasury Shares will be made on the relevant Investment Date (as defined in the next paragraph). Purchases on the open market may begin no earlier than five (5) business days prior to the Investment Date and will be completed no later than 30 days from such date except where completion at a later date is necessary or advisable under any applicable Federal securities laws. Such purchases may be made on any securities exchange where shares of the Company's Common Stock are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, and other matters as to which First Chicago may agree. Neither the Company nor any participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

The Investment Date for voluntary cash payments (as well as initial cash investments from non-shareholders who are customers of the Company) is the Thursday of each week. The Investment Date for dividends is the Common Stock dividend payment date. If, however, an Investment Date falls on a date when the New York Stock Exchange is closed, the first day immediately following such date on which the New York Stock Exchange is open will be the Investment Date.

16.What will be the price of Common Stock purchased under the Plan?

The price of shares of Common Stock purchased under the Plan with reinvested dividends, voluntary cash payments and initial cash investments will be 100% of the average price. In the case of purchases from the Company of authorized but unissued shares, or Treasury Shares, the average price is determined by averaging the high and low sales prices of the Common Stock as reported on the New York Stock Exchange-Composite Transactions Tape on the relevant Investment Date. If no trading in Common Stock occurs on the New York Stock Exchange on the relevant Investment Date, the purchase price per share will be determined by the Company on the basis of such market quotations as it deems appropriate.

In the case of purchases of Common Stock on the open market, the average price of shares of Common Stock purchased under the Plan will be the weighted average purchase price (including brokerage commissions and any other costs of purchase) of shares purchased for the relevant Investment Date.

17.How many shares of Common Stock will be purchased for participants?

The number of shares of Common Stock to be purchased depends on the amount of the participant's dividend which is designated for reinvestment, voluntary cash payments, or both, or initial cash investments, and the price of the Common Stock (see Question 16). Each participant's account will be credited with that number of shares of Common Stock, including fractions computed to three decimal places, equal to the total amount to be invested divided by the purchase price. The Company reserves the right to limit the amount of a participant's reinvestment if it determines that reinvestment of the designated amount may jeopardize the Plan or the rights of other participants thereunder.

THE PLAN DOES NOT ALLOW PARTICIPANTS TO SPECIFY THE NUMBER OF
SHARES TO BE PURCHASED WITH THEIR REINVESTED DIVIDENDS OR VOLUNTARY CASH PAYMENTS NOR DOES IT ALLOW NON-SHAREHOLDERS TO SPECIFY THE
NUMBER OF SHARES TO BE PURCHASED WITH THEIR INITIAL CASH
INVESTMENTS.

VOLUNTARY CASH PAYMENTS

18.How do the cash payment options operate?

Voluntary cash payments (i.e., payments of cash for investment in Common Stock other than initial cash investments of non-shareholder customers) can be made at any time by check or money order, or on a regular basis by automatic monthly deductions from a participant's checking or savings account (see Question 20).
First Chicago will apply any voluntary cash payment received from a participant before an Investment Date to the purchase of Common Stock for the account of the participant on such Investment Date if such Common Stock is purchased from the Company, and as soon as practical (as explained in Question 15 above) after such Investment Date if such Common Stock is purchased on the open market.

19.How are voluntary cash payments made by check or money order?

A current Plan participant may make voluntary cash payments of not less than $25 nor more than $100,000 per calendar year, including an initial cash investment (if any), for the purchase of shares of Common Stock. There is neither an obligation to make voluntary cash payments at any time, nor must the participant invest the same amount each time. However, if a voluntary cash payment is made, the minimum amount which will be accepted is $25.

A voluntary cash payment of less than $25, or any excess over $100,000, including an initial cash investment (if any), made during any calendar year, will be returned to the participant at the Company's and First Chicago's discretion.

An initial voluntary cash payment may be made by a current shareholder when enrolling by enclosing a check or money order with the Enrollment Authorization Form. Thereafter, voluntary cash payments may be made through the use of cash payment forms and return envelopes sent to participants with their statements.

Checks or money orders for voluntary cash payments must be made payable to "First Chicago - Brooklyn Union ." Voluntary cash payments (and non-shareholder customer initial cash investments) should be mailed to reach First Chicago prior to an Investment Date. No interest will be paid by First Chicago on such funds.
Any voluntary cash payment will be refunded if a written request for such refund is received by First Chicago more than two business days before the Investment Date.

20.How may a participant make voluntary cash payments using automatic monthly investments?

A participant may make automatic monthly investments of a specified amount (not less than $25 per transaction or more than $100,000 per calendar year) through an Automated Clearing House withdrawal from a predesignated account. To initiate automatic monthly deductions, a participant must complete and sign an Automatic Monthly Deduction Authorization Form ("Monthly Deduction Form") and return it to First Chicago together with a voided blank check or a savings account deposit slip for the account from which funds are to be drawn. Monthly Deduction Forms will be processed and will become effective as promptly as practicable. Once automatic monthly deductions are initiated, funds will be drawn from the participant's account three business days preceding the last Investment Date (i.e., usually the last Thursday) of each month.

A participant may change or terminate automatic monthly deductions by completing and submitting to First Chicago a new Monthly Deduction Form. When a participant transfers shares or otherwise establishes a new account, a Monthly Deduction Form must be completed for such new account. If a participant closes a bank account or changes a bank account number, a new Monthly Deduction Form must be completed. To be effective with respect to a particular Investment Date, however, the new Monthly Deduction Form must be received by First Chicago at least six business days preceding the Investment Date.
REPORTS TO PARTICIPANTS

21.How will the participating shareholder be advised of the purchase of Common Stock?

Each participant in the Plan will receive a statement of such participant's account following each purchase of Common Stock under the Plan, which shall show (i) the amount of the dividend and/or the amount of any voluntary cash payment, or initial cash investment, made (ii) the purchase price per share, (iii) the number of shares of Common Stock purchased, (iv) the date of purchase, and (v) the total shares credited to the participant's account under the Plan. THESE

STATEMENTS WILL BE A PARTICIPANT'S CONTINUING RECORD OF THE COST OF THE PARTICIPANT'S PURCHASES AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES. In addition, each participant will receive a Prospectus relating to the Plan and continue to receive copies of the same communications sent to every other holder of shares of Common Stock, including the Company's interim reports, annual report, notice of annual meeting and proxy statement, and any income tax information for reporting dividends paid and shares sold.

SAFEKEEPING OF SHARES

22.  How may stock certificates be deposited with Plan shares?

          For safekeeping purposes, a participant may deposit with First Chicago any Common Stock certificates now or hereafter registered in the participant's name for credit under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. There is no charge for this custodial service and, by making the deposit of the certificates, a participant is relieved of the responsibility for loss, theft or destruction of the certificates.

          A participant wishing to deposit Common Stock certificates should mail the certificates together with a request to First Chicago. The certificates should not be endorsed.

          First Chicago provides insurance coverage on certificates mailed by shareholders to First Chicago for safekeeping in Plan accounts in certain instances as described below. To be eligible for certificate mailing insurance, certificates must be mailed in brown, pre-addressed return envelopes supplied by First Chicago. Certificates mailed in this manner are insured for up to $25,000 current market value provided they are mailed first class. First Chicago will promptly send the participant a statement confirming each deposit of certificates. First Chicago must be notified of any claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, a shareholder must be a current participant or the shareholder's loss must be incurred in connection with becoming a participant. In the latter case, the claimant must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 current market value and coverage is available only when the certificate(s) are sent to First Chicago in accordance with the guidelines described above.

          Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the shareholder mails the certificate(s) until such time as replacement can be effected.

          If a participant does not use the brown pre-addressed envelope provided by First Chicago, certificates should be mailed to the address listed in Question 39 below via registered mail return receipt requested and insured for possible mail loss for 2% of the market value (minimum of $20.00); this represents the replacement cost to the participant.

DIVIDENDS

23. Will participants be credited with dividends on the fractional shares of Common Stock held in the Plan?

          Yes. If the participant has elected dividend reinvestment, dividends with respect to fractions, as well as whole shares of Common Stock, will be credited to the participant's account and will be reinvested in additional shares of Common
Stock.

CERTIFICATES

24. Will certificates be issued for shares of Common Stock purchased under the Plan or for shares of Common Stock deposited in participants' Plan accounts for safekeeping?

          Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants. Certificates for shares of Common Stock deposited under the Plan for safekeeping as described in Question 22 will be re-registered in the name of a nominee for participants in the Plan (see Question
4) and the shares will be credited to the participant's account under the Plan. The number of shares of Common Stock credited to a participant's account under the Plan on which dividends are reinvested will be shown on the participant's statement of account.

          Certificates for any number of whole shares of Common Stock credited to a participant's account under the Plan will be issued upon the written or telephone request of such participant and the issuance of such certificates will not terminate the participant's continuation in the Plan. Any such request should be directed to First Chicago at the address or phone number indicated in Question 39 below. Any remaining whole and fractional shares of Common Stock will continue to be credited to the participant's account.

          Generally, shares of Common Stock credited to the account of a participant under the Plan may not be pledged as collateral.
A participant who wishes to pledge such shares must request the certificates for such shares to be issued in such participant's name.

          The Company reserves the right to pass on to participants the expenses of issuing certificates when deemed to be in the best interests of the Plan.

          Certificates for fractions of shares of Common Stock will not be issued under any circumstances.

25. What happens to the fractional shares of Common Stock when the Plan is terminated, or when a participant wishes to terminate their account under the Plan?

          When a participant's account is terminated or the Company terminates the Plan, a cash adjustment representing the fractional share of Common Stock will be mailed directly to the participant. The cash payment to each such participant will be based on the then current market price, less any related brokerage commissions, any service fee and any other costs of sale for such fractional share.

26.  In whose name will certificates for whole shares of Common
     Stock be issued?

          Certificates for whole shares of Common Stock will be issued in the name appearing on First Chicago's records for the participant's account.

          Upon written request, certificates can also be registered in names other than that of the participant (such as re-registration of shares by a participant to reflect changes in joint or trust ownership or to reflect the death of a participant), subject to compliance with any applicable laws and the payment by the participant of any applicable taxes. Any such request should be directed to First Chicago. See Question 39 for address and
phone number.   The Company reserves the right to pass on to
participants the expense of complying with such requests when deemed to be in the best interests of the Plan.


WITHDRAWAL AND/OR TRANSFER OF PLAN SHARES

27.  How and when may a participant withdraw from the Plan?

          A participant may withdraw from the Plan at any time prior to a dividend record date by notice in writing or by telephone to First Chicago (see Question 39). As soon as practicable following withdrawal, First Chicago will send the participant a certificate for the whole shares in the participant's Plan account and a cash payment will be made at the then current market price for any fraction of a share of Common Stock credited to such account. If the participant so requests, First Chicago will sell all or a portion of such shares (both whole and fractional) at the then current market price and remit the proceeds, less any related brokerage commissions, any service fee and any other costs of sale. If the request to withdraw is received by First Chicago on or after the dividend record date, First Chicago, in its sole discretion, may either pay any such dividend in cash or reinvest it in Common Stock on behalf of the withdrawing participant. If such dividend is reinvested, First Chicago may sell the shares purchased and remit the proceeds to the participant, less any brokerage commissions, any service fee and any other costs of sale. Any voluntary cash payments which had been sent to First Chicago prior to the request to withdraw will also be invested unless return of the amount is expressly requested in the request for withdrawal and such request is received at least two business days prior to the dividend payment date. In every case of termination, the participant's interest in a fractional share will be paid in cash and will be based on the then current market price of a share of Common Stock less any related brokerage commissions, any service fee and any other costs of sale.

          After withdrawal, dividends will be paid to the shareholder in cash unless and until the shareholder rejoins the Plan, which the shareholder may do at any time (subject to Question 29 below) by requesting an Enrollment Authorization Form from First Chicago. See Question 39 below.

28. How can a participant sell or transfer some or all of such participant's shares of Common Stock held in the Plan?

          In order to sell or transfer some or all of a participant's shares held in the Plan, such participant may request from First Chicago at any time certificates for any number of whole shares credited to such participant's account under the Plan (see Question 24) and arrange for the sale or transfer personally. Alternatively, the participant may, at any time, including upon withdrawal from the Plan, request First Chicago to arrange for the sale or transfer of some or all of the shares of Common Stock, both whole and fractional, credited to such participant's account in the Plan.

          Any such request for sale may be made either by writing to First Chicago or by telephone to First Chicago at 1-800-328-5090. Transfer requests must be made in writing to First Chicago and accompanied by appropriate documentation. First Chicago will make every effort to process all sale orders on the day the orders are received, provided that instructions are received before 1:00 p.m. New York City time on a business day during which First Chicago and the relevant securities market are open. The proceeds from any sale, less any brokerage commissions, any service fee and any other costs of sale, will be remitted to the participant. Each sale request will be processed and a check for the net proceeds will be mailed as promptly as possible after First Chicago receives such sale request.

29.  When may a shareholder rejoin the Plan?

          Generally, a shareholder may again become a participant at any time. However, the Company reserves the right to reject any Enrollment Authorization Form from a previous participant on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

OTHER INFORMATION

30. What happens when a participating shareholder sells or transfers all of the Common Stock registered in such participant's name?

          If a participating shareholder sells or otherwise transfers all of the Common Stock registered in such participant's name, First Chicago will reinvest the dividends or pay dividends in cash, or do both, as specified by the participant on his or her Enrollment Authorization Form, on the shares of Common Stock credited to such participant's account under the Plan until notified in writing or by telephone by such participant that the participant wishes to withdraw from the Plan.

31. What happens if the Company issues a dividend payable in Common Stock or declares a Common Stock split?


          Any stock dividends or split shares of Common Stock distributed by the Company on both shares held by First Chicago in the Plan for the participant and shares held directly by the participant will be credited to the participant's account.

32. If the Company has a Common Stock rights offering, how will the rights on the Plan's shares be handled?

          No preemptive rights attach to the shares of Common Stock of the Company. If the Company should, nevertheless, determine to offer securities through the issuance of rights to subscribe, warrants representing the rights on all Plan shares registered in the name of First Chicago (or its nominee) will be issued to First Chicago. First Chicago will take all actions directed by the Company to allocate such securities arising from any such rights offering.

33. How will a participant's shares of Common Stock be voted at meetings of shareholders?

          Participants will receive a proxy card indicating total shares held, including shares held directly and shares held under the Plan.

          If a proxy card is returned properly signed and marked
for voting, all the shares covered by the proxy -- those registered in the name of the participant and the shares held under the Plan
- -
- - will be voted as marked.

          If a proxy card is returned properly signed but without indicating instructions as to the manner shares are to be voted with respect to any item thereon, all of the participant's shares
- -
- - those registered in the name of the participant and those credited to such participant's account under the Plan -- will be voted in accordance with the recommendations of the Company's management. If the proxy card is not returned, or if it is returned unexecuted or improperly executed, none of the shares in respect of which such proxy card was furnished (including shares held for the participant under the Plan) will be voted.

34. What are the Federal income tax consequences of participation in the Plan?

          Dividends reinvested by participants in the Plan have the same Federal income tax treatment as dividends which have been paid to shareholders who are not participating in the Plan. Therefore, reinvested dividends are taxable as having been received in cash even though the participant uses them to purchase additional shares under the Plan.

          The tax basis of shares purchased with reinvested dividends or with voluntary cash payments or initial cash investments is the price of the shares of Common Stock under the Plan (see Question 16). The holding period for shares purchased with dividends for Federal income tax purposes begins the day after the applicable Investment Date.

          A participant will not realize any taxable income when the participant receives certificates for whole shares credited to such participant's account under the Plan, either upon such participant's request for certificates for whole shares or upon withdrawal from or termination of the Plan. However, a participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fraction of a share credited to such participant's account, will realize a gain or loss with respect to such fraction. Gain or loss will also be realized by the participant when whole shares are sold, either pursuant to the participant's request when the participant withdraws from the Plan or by the participant after withdrawal from the Plan, or as otherwise requested by the participant. The amount of such gain or loss will be the difference between the amount which the participant received for the shares or fraction of a share actually sold and such participant's tax basis therefor.

          TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND THE SALE OF ANY SHARES OF THE COMPANY'S COMMON STOCK WILL VARY DEPENDING ON THE TAX POSITION OF THE SHAREHOLDER. THEREFORE, SPECIFIC TAX QUESTIONS REGARDING PARTICIPATION IN THE PLAN SHOULD BE DISCUSSED BY EACH PARTICIPANT WITH SUCH PARTICIPANT'S OWN TAX ADVISOR.

35. What provision is made for shareholders whose dividends are subject to income tax withholding?

          In the case of those shareholders whose dividends are subject to United States Federal income tax withholding (both United States citizens or residents and foreign persons) and who have elected to reinvest all or part of their dividends, First Chicago will apply the net amount of the designated dividend of such participants, after the deduction of taxes, to the purchase of shares of Common Stock.

36. What are the responsibilities of the Company and First Chicago under the Plan?

          Neither the Company, nor First Chicago as Plan Administrator, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death, the prices at which shares are purchased or sold for the participant's account, the times when purchases or sales are made or fluctuations in the market value of the Company's Common Stock.

          The participant should recognize that neither the Company nor First Chicago can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

37.  May the Plan be suspended, changed or discontinued?

          While the Plan is intended to continue indefinitely, the Company reserves the right to suspend or terminate the Plan at any time, including during the period between a dividend record date and the related dividend payment date. It also reserves the right to make modifications to the Plan. Participants will be notified of any such suspension, termination or significant modification. The Company and First Chicago also reserve the right to terminate any participant's participation in the Plan at any time.

          Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

38. Who bears the risk of market price fluctuations in the Company's Common Stock?

          A participant's investment in shares held in this Plan is not different from such participant's investment in directly-held shares in this regard. A participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares. Neither the Company nor First Chicago can guarantee that shares purchased under the Plan will, at any particular time, be worth their purchase price or more or less than their purchase price.

          The price received by the Company for the shares offered hereby is subject, among other items, to market conditions at the date the price of the shares is determined (see Question 16). Therefore, if shares purchased under the Plan are purchased directly from the Company, the shares may be sold at a price below underlying book value or at a price in excess of book value. The Company does not believe that such sale of the shares by the Company pursuant to the Plan, which may from time to time sell at a discount to book value, has any material effect on its business, financing capabilities and planned construction projects.

39.  Where should correspondence regarding the Plan be directed?

Mail:

          All correspondence concerning the Plan, including requests for and submission of Enrollment Authorization Forms, Initial Investment Forms and Monthly Deduction Forms, should be addressed to:

               First Chicago Trust Company of New York
               Dividend Reinvestment Plans
               P.O. Box 2598
               Jersey City, NJ  07303-2598

Please include a reference to The Brooklyn Union Gas Company in all correspondence.

          Participants may also contact First Chicago as follows:

Telephone:

     Shareholder customer service, including sale of shares and non-shareholder Brooklyn Union customers requesting Plan material:
1-800-328-5090

     Customer Service Representatives are available:
               9:00 am -5:00 pm, New York City time, each business day

          Other hours:  8:00 am -10:00 pm, New York City time, each

          business day
            8:00 am - 3:30 pm, New York City time, Saturdays


Internet:

     The First Chicago Internet address is:  "http://www.fctc.com"

           Messages forwarded on the Internet will be responded to within one business day.
TDD:

     Telecommunications Device for the Hearing Impaired:
1-201-222-4955


40.  What has been the level of participation in the Plan?

          Since November 1975, when the Plan became effective, approximately 12,629 Common shareholders have joined the Plan.
Plan participants have invested approximately $122.3 million through February 29, 1996, and purchased 5,755,323 shares of Common Stock. Participation by non-shareholder customers of the Company commenced on January 23, 1995, and approximately 280 non-shareholder customers who had not previously been Common shareholders have enrolled in the Plan.


            USE OF PROCEEDS AND CONSTRUCTION PROGRAM

          The Company intends to use the net proceeds it receives from the sale of Common Stock offered by it hereby for construction expenditures and other corporate purposes.

          For the 1995 fiscal year, consolidated capital expenditures were $214.0 million of which $108.7 million was primarily for utility construction. Consolidated capital expenditures are estimated to be approximately $195.0 million in each of fiscal 1996 and fiscal 1997. At current market prices, proceeds from issuance of the shares of Common Stock offered hereby would satisfy only a small fraction of the Company's capital requirements. The balance of capital requirements will be satisfied by internal sources, other stock purchase programs, and other issuances of equity and long-term debt.
                     ______________________

                   DESCRIPTION OF COMMON STOCK

          The following statements with respect to the Common Stock are based on certain provisions of the Company's Restated
Certificate of Incorporation, as amended, and the Company's By-Laws currently in effect.

Dividend Limitation

     After dividends on all outstanding classes of Preferred Stock have been paid or declared and after all sinking fund requirements have been met or funds set apart for their payment, the Common Stock is entitled to such dividends as may be declared by the Board of Directors and the Company may purchase or otherwise acquire Common Stock out of funds legally available for either of such purposes.

Liquidation Rights

     Upon liquidation of the Company, any net assets remaining after payment to creditors and payment to the holders of the Preferred Stock of the full amounts to which they are entitled to receive are distributable pro rata to the holders of the Common Stock.

Voting Rights; Other

     The Common Stock entitles the holder to one vote per share. There are no cumulative voting rights. The Company's Board of Directors is divided into three classes, as nearly equal in number as possible, with directors elected generally to serve for terms of three years.

     If dividends on any shares of any class of Preferred Stock shall be in arrears in an amount equivalent to four full quarterly dividends on all shares then outstanding, the holders thereof voting as a class are entitled to elect two directors. Such right shall terminate upon payment or declaration of all dividends accumulated on the Preferred Stock of the particular class. In addition, the holders of each class of Preferred Stock are entitled to vote as a class on matters involving the sale, lease or transfer of substantially all of the property or business of the Company, the merger or consolidation of the Company with any other corporation, and in certain other instances where the rights of the holders thereof may be adversely affected.

     Holders of Common Stock are not entitled to preemptive rights.

     When purchased and paid for as contemplated hereby, the
additional Common Stock will be fully paid and nonassessable.
                      _____________________

                         LEGAL OPINIONS

     The validity of the securities offered hereby has been passed upon for the Company by Messrs. Cullen and Dykman, 177 Montague Street, Brooklyn, New York 11201. The approval of the Public Service Commission of the State of New York is necessary for the issuance and sale of equity securities of the Company, and such approval has been obtained.

     All legal matters pertaining to regulation, franchises, permits and titles referred to in any Annual Report on Form 10-K of the Company and incorporated by reference in this Prospectus also have been or will be passed upon by Messrs. Cullen and Dykman. The statements made as to matters of law and legal conclusions under the caption "Description of Common Stock" have been reviewed by Messrs. Cullen and Dykman, counsel to the Company, and are set forth herein in reliance upon the opinion of such firm as counsel.
                     ______________________

                             EXPERTS

     The consolidated financial statements and supplemental schedules incorporated by reference in this Prospectus, and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.
                     ______________________


                         INDEMNIFICATION

     Sections 721 through 726 of the Business Corporation Law of the State of New York ("BCL") provide for indemnification of directors and officers under certain conditions and subject to specific limitations. The law has been liberalized to permit New York corporations, among other things, to supplement the statutory indemnification with additional "nonstatutory" indemnification for directors and officers meeting a specified standard of conduct and to advance to officers and directors litigation expenses under certain circumstances. The Company's Board of Directors has adopted an indemnification By-Law provision in order to afford directors and officers the additional indemnification and litigation expense protection permitted under New York law.
Article VII of the Company's By-Laws provides for indemnification of, and advancement of litigation expenses incurred by, directors and officers of the Company to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     In addition, the Company's Restated Certificate of
Incorporation, as amended, provides for the elimination and limitation of personal liability of directors for damages for any breach of duty in such capacity to the fullest extent permitted by the BCL.

THE BROOKLYN UNION
GAS COMPANY


- -------------------------------------

Dividend Reinvestment
and Stock Purchase Plan

- -------------------------------------


1,343,203 Shares
of Common Stock

($.33 1/3 Par Value)

- -------------------------------------



P R O S P E C T U S



- ------------------------------------



May 10, 1996

TABLE OF CONTENTS                                            Page
Available Information ..........................................2
Incorporation of Certain Documents by Reference ................2
The Company.....................................................3
Recent Amendments to the Plan...................................3
Description of the Plan ........................................4
   Definition ..................................................4
   Purpose .....................................................5
   Advantages ..................................................5
   Administration ..............................................5
   Participation ...............................................6
   Costs .......................................................8
   Source of Shares ............................................8
   Timing, Price and Number of Shares Purchased.................9
   Voluntary Cash Payments ....................................10
   Reports to Participants ....................................11
   Safekeeping of Shares ......................................12
   Dividends ..................................................13
   Certificates ...............................................13
   Withdrawal and/or Transfer of Plan Shares ..................14
   Other Information ..........................................15
Use of Proceeds and Construction Program ......................20
Description of Common Stock ...................................20
Legal Opinions ................................................21
Experts .......................................................22
Indemnification ...............................................22

No person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, First Chicago or the Plan. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any person in any jurisdiction where such offer or solicitation would be unlawful.

                            PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Estimate of Costs and Expenses of the Issuance and Distribution:


S.E.C. Registration Fee                                  $  9,300
N.Y.S.E. Listing Fee                                        2,000
Printing Expenses                                          15,000
Legal Fees                                                 50,000
Accountants' Fees                                          20,000
Miscellaneous                                              10,000
                                                        $ 106,300

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL") provide, in effect, that any person made a party to any action by reason of the fact that he, his testator or intestate, is or was a director or officer of a corporation, or served any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, may be indemnified by the corporation, and in certain cases must be indemnified by the corporation, against, in the case of a derivative action, amounts paid in settlement and the reasonable expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of such action, or any appeal therein and, in the case of a non-derivative action, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which the person served in any capacity at the request of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him as a result of such action, or any appeal therein, upon court order, or in certain cases without court order; provided, however, that such officer or director must have acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise not opposed to, the best interests of the corporation and, in addition, in criminal actions or proceedings must have had no reasonable cause to believe that his conduct was unlawful, except that, in the case of a derivative action, no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The BCL permits New York corporations, among other things, (i) to supplement the BCL's statutory indemnification with additional "non-statutory" indemnification for directors and officers meeting the specified standard of conduct, and (ii) to advance litigation expenses to directors and officers under certain circumstances.

     Article VII of the By-Laws of the Company provides that the Company will indemnify, except to the extent expressly prohibited by the BCL, any director or officer of the Company (including heirs and legal representatives) who is made a party to any action or proceeding by virtue of such person's role as a director or officer of the Company, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that (i) no such indemnification shall be made if it is determined that such person acted in bad faith or with active and deliberate dishonesty or that such person personally gained a financial profit or other advantage to which such person was not legally entitled and (ii) no such indemnification shall be required with respect to any settlement of any action or proceeding unless the Company has given its prior consent to such settlement.

     The By-Law further provides that the Company shall advance or promptly reimburse any person entitled to indemnification thereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the conclusion of such action or proceeding; provided, however, such person must agree to repay such amounts if it is ultimately determined that such person was not entitled to indemnification.

     Under the By-Law an individual who has been successful, on the merits or otherwise, has an absolute right to indemnity. In other cases, the BCL provides that, unless ordered by a court, "non-statutory" indemnification payments shall be made only if authorized in a specific case upon a finding that the director or officer has met the standard of conduct set forth above (i) by the Board acting by a quorum of directors who are not parties to the action or proceeding, or (ii) by the Board upon a written opinion of independent legal counsel that indemnification is proper, or
(iii) by the shareholders.

     The By-Law does not limit or affect any right of any director or officer or other corporate personnel to indemnification or expenses under any statute, insurance policy, or other arrangement, and authorizes the Company to agree with directors, officers and other corporate personnel to extend indemnification and advancement of expenses to the fullest extent permitted by law. Directors and officers will also continue to be entitled to the pre-existing "statutory" indemnity under the BCL.

     Section 726 of the BCL empowers the Company to purchase and maintain insurance to indemnify directors and officers whether or not they may be indemnified by the corporation pursuant to the provisions of the BCL referred to above, provided that no insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (2) in relation to any risk the insurance of which is prohibited under the Insurance Law of the State of New York.


     The Company has purchased insurance indemnifying it in respect of certain liabilities that may arise under the Securities Act of 1933, as amended. Insurance has also been obtained indemnifying the directors and officers against certain liabilities and expenses for which they are not indemnified by the Company.

     At the Annual Meeting held February 4, 1988, the shareholders approved a proposal to amend the Certificate of Incorporation of the Company to include a provision eliminating or limiting the personal liability of directors of the Company for damages for any breach of duty in such capacity to the fullest extent permitted by the BCL. The BCL permits such a provision provided that it does not eliminate or limit the liability of any director (1) for any act or omission prior to the adoption of such a provision or (2) if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a financial profit or other advantage to which he was not legally entitled or that his acts violated certain other provisions of the BCL.


Item 16.  EXHIBITS

(3) Instruments defining the rights of security holders, including indentures:

     (ii) Articles of incorporation and by-laws:

               By-Laws of the Company, dated June 28, 1995, incorporated by reference from Exhibit 3(ii) to Form 8-K, dated September 5, 1995.

               Restated Certificate of Incorporation of the Company filed August 1, 1989, Certificate of Amendment filed March 16, 1992, and Certificate of Amendment filed July 2, 1993; incorporated by reference from Exhibit 4(b) to Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 33-50249.


(5)       Opinion re legality: Opinion of Messrs. Cullen and
          Dykman.

(8) Opinion re tax matters: Opinion of Messrs. Cullen and Dykman.

(15) Letter re unaudited interim financial information.

(24)      Consents of experts and counsel:

          (a)  Consent of Arthur Andersen LLP.

          (b)  Consent of Messrs. Cullen and Dykman.


Item 17.  UNDERTAKINGS

Undertaking to File Post-Effective Amendments
(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933; (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that such a post-effective amendment will not be filed if the information required to be included in a post-effective amendment by 1(a) and 1(b) above is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) The undersigned registrant also undertakes (a) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment, and each filing of the registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (b) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 9, 1996.

                                   THE BROOKLYN UNION GAS COMPANY


                                   By  /s/ Robert B. Catell
                                   Robert B. Catell, Chairman,
                                   Chief Executive Officer and
                                   Director

                        POWER OF ATTORNEY



         Each of the undersigned does hereby appoint Robert B. Catell, Vincent D. Enright and Richard M. Desmond, and each of them severally, his true and lawful attorneys to execute on behalf of the undersigned any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission; each of such attorneys shall have the power to act hereunder with or without the others.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 9, 1996.


Signature                               Title

/s/ Robert B. Catell
(Robert B. Catell)                 Chairman, Chief Executive
                                   Officer and Director

/s/ Vincent D. Enright
(Vincent D. Enright)               Senior Vice President and Chief
                                   Financial Officer

/s/ Richard M. Desmond
(Richard M. Desmond)               Vice President, Comptroller and
                                   Chief Accounting Officer

/s/ Kenneth I. Chenault
(Kenneth I. Chenault)              Director


/s/ Andrea S. Christensen
(Andrea S. Christensen)            Director

/s/ Donald H. Elliott
(Donald H. Elliott)                Director

/s/ Alan H. Fishman
(Alan H. Fishman)                  Director

/s/ James L. Larocca
(James L. Larocca)                 Director

/s/ Edward D. Miller
(Edward D. Miller)                  Director

/s/ James Q. Riordan
(James Q. Riordan)                 Director

PAGE
INDEX TO EXHIBITS

(4) Instruments defining the rights of security holders, including indentures:

         (a)  Articles of incorporation and by-laws:

         By-Laws of the Company, dated June 28, 1995, incorporated by reference from Exhibit 3(ii) to Form 8-K, dated September 5, 1995.

         Restated Certificate of Incorporation of the Company filed August 1, 1989, Certificate of
         Amendment filed March 16, 1992, and
         Certificate of Amendment filed July 2, 1993;
         incorporated by reference from Exhibit 4(b) to Post-Effective Amendment No. 2 to Form S-3
         Registration Statement No. 33-50249.

(5) Opinion re legality: Opinion of Messrs. Cullen and Dykman.

(8)      Opinion re tax matters: Opinion of Messrs.
         Cullen and Dykman.

(15)     Letter re unaudited interim financial information.

(24)     Consents of experts and counsel:

         (a)  Consent of Arthur Andersen LLP.

         (b)  Consent of Messrs. Cullen and Dykman.